SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (hereinafter, the “Agreement”) is offered to Martin St. George (“Executive”) by JetBlue Airways Corporation (the “Company”) as of the date set forth on the signature page hereto.
WHEREAS, Executive understands that this Agreement is being executed in conjunction with the benefits offered hereunder and timely acceptance, without modification and without revocation, is required as a pre-condition to receipt of such benefits;
WHEREAS, the parties have determined that Executive shall relinquish his role as Executive Vice President, Chief Commercial Officer effective June 7, 2019;
WHEREAS, the Company desires and Executive agrees to remain as a Senior Advisor on an at will basis during the Advisory Period (as defined below), unless terminated by either party sooner;
WHEREAS, Executive’s employment during the Advisory Period (as defined below) with the Company shall terminate on January 1, 2020, or sooner as provided herein; and
NOW THEREFORE, in consideration of the payments and other benefits provided and as described in general terms below, and intending to be legally bound thereby, the Company and Executive covenant and agree as follows:
1.Advisory Period. (i) Executive shall separate from his position of Executive Vice President Chief Commercial Officer of the Company as of June 7, 2019 and will be employed in the alternate full-time position of Senior Advisor from June 8, 2019 through January 1, 2020 (the “Advisory Period”). As a senior advisor, Executive will assist with the transition and advise the new Vice President of Loyalty and shall have no other paid employment other than as provided in Section 10(e).
(ii) The Company may terminate Executive’s employment as a Senior Advisor as provided in Section 12.
(iii) Executive may terminate Executive’s employment as a Senior Advisor at any time. If Executive voluntarily terminates the Advisory Period no earlier than 120 days from the commencement of the Advisory Period with the Company’s consent (as set forth in Section 10(a)), the Executive’s Advisory Period early termination with the Company’s consent shall commence the provision of benefits under Sections 3(b)-(j). To the extent that any of those benefits are time limited, they shall conclude as of an earlier time as triggered by the early termination of the Advisory Period.
For the avoidance of doubt, for example, if Executive were to voluntarily terminate the Advisory Period on November 15, 2019 in accordance with the provisions of Section 10 and with Company consent, salary continuation and medical and dental benefits coverage would commence on November 16, 2019 and the applicable medical and dental benefit coverage would conclude on November 30, 2020 (subject to Executive’s right to elect continuation coverage under COBRA).
If Executive terminates the Executive’s employment as a Senior Advisor within 120 days from the commencement of the Advisory Period or without the Company’s consent as provided in Section 10(a), the Company’s obligation to make or continue future payments and benefits under this Agreement shall terminate, and Executive shall be required to repay to the Company any payments and benefits previously paid to him (other than amounts required by law and $1.00) under this Agreement within three business days of such termination.
(iv)    Should Executive die or become disabled during the Advisory Period, the Company shall include any remaining salary payments due to him through the Termination Date (as defined below) into a lump sum payment, less all applicable withholdings and deductions, to be made within 15 business days of Executive’s execution and non-revocation of the Bring Down Release attached as Appendix A payable to Executive (or his designated beneficiary). In addition, the amounts otherwise payable subsequent to the Termination Date under this agreement and the Severance Plan shall remain payable to Executive or his beneficiaries, following submission to the Company of proof of such death or disability, with the date of such termination thereinafter being utilized for all purposes as a Termination Date pursuant to the Severance Plan. If Executive is unable to execute a Bring Down Release due to death, any payments otherwise conditioned on such execution will be paid to his designated beneficiary.

2.    Termination. Executive acknowledges that Executive’s service with the Company will terminate on the earlier of the termination of the Advisory Period or January 1, 2020 (the “Termination Date”). Executive shall be deemed to have resigned from all positions with or on behalf of the Company and any affiliate of the Company as of the Termination Date, and hereby agrees to execute and deliver any document or other instrument and take such further actions as the Company deems necessary or advisable to effect the termination of each such position. After the Termination Date, Executive shall not represent himself as being a current employee, officer, agent or representative of the Company or any of its subsidiaries or affiliates for any purpose. Whether Executive signs this Agreement or not, Executive will receive all amounts required to be paid to him by law.
3.    Consideration and Benefits. In consideration for Executive’s obligations hereunder, the Company shall provide Executive the following consideration and benefits:
(a)    During the Advisory Period, Executive shall continue to be actively employed by the Company with duties to be mutually agreed upon by the parties, and will be paid his annual Base Salary of FOUR HUNDRED THIRTY FIVE THOUSAND DOLLARS ($435,000.00), less all applicable withholdings and deductions.
(b)    Salary Continuation. Following the Termination Date, the Company shall pay Executive 24 months of salary continuation in accordance with the Company’s normal payroll cycles, equaling EIGHT HUNDRED SEVENTY THOUSAND

DOLLARS ($870,000) dollars in total. The salary continuation payments provided in this Section 3(b) shall commence on the first payroll cycle following the Effective Date of the Bring Down Release included in Annex A (through the final payment, the “Salary Continuation Period”); provided, however, that if the Consideration Period for the Bring Down Release together with the Revocation Period (as each is defined in Annex A) begins in one calendar year and ends in a later calendar year, such payments shall commence no earlier than the first payroll cycle to occur in such later calendar year. The first salary continuation payment shall include all amounts for the period from the Termination Date to the date of such payment.
(c)    Pro-rated Annual Bonus. The Company shall pay Executive a pro-rated annual bonus for the year of Executive’s termination, which if the Termination Date is January 1, 2020, would be in the amount of ONE HUNDRED FORTY SIX THOUSAND EIGHT HUNDRED FIFTY DOLLARS ($146,850.00), which shall be paid at the same time that bonus payments are made to executive’s generally, but no later than March 15 of the calendar year following the year in which the Termination Date occurs.
(d)    Restricted Stock Units/Performance Share Units. The Company agrees that outstanding restricted stock unit awards and performance share unit awards held by Executive shall vest per the terms and conditions of the applicable plans and agreements for retirees.
(e)    Medical/Dental Benefits. If Executive is a participant in the group medical and dental benefits sponsored by the Company on the day before the Termination Date, the Company shall provide continued medical and dental benefits in accordance with the terms and conditions of the governing medical and dental benefit plan documents through January 31, 2021, subject to Executive’s continued payment of premiums at the active rates. If enrolled in the Company’s health, dental, and welfare plans as of the Termination Date, Executive and any eligible dependents will be eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA).  Details about specific plan coverages, electing COBRA coverage, premium rates, conversion and distribution eligibility will be provided separately.
(f)    Unemployment Benefits. The Company shall not contest Executive’s application for unemployment benefits.
(g)    Career Transition Consulting Services. The Company will pay up to FORTY THOUSAND ($40,000) for career counseling and career transition consulting services for Executive from a firm selected by the Company, in accordance with Company policy, during a period of one (1) year following the Effective Date. Executive must contact Nik Sakkas, Director, Crew and Values Relations, in order to initiate any such services. The Company shall pay the consulting firm directly for such services up to the amount specified above, and shall not pay Executive cash in lieu of such services.

(h)    Travel Privileges. In addition to the Severance Plan benefits set forth in Section 3 above, the Company shall also provide Executive the travel privileges set forth in this Section 3(h). Notwithstanding Article IV.7 of the Severance Plan, the benefits set forth in this Section shall not offset or in any way reduce the Severance Plan benefits to which Executive is entitled.  During the Salary Continuation Period set forth in Section 3(b) above, Executive shall receive flight benefits in effect prior to the Termination Date, subject to the terms and conditions of the Company’s pass travel programs, including, but not limited to, any changes as may be required by Section 409A (as defined below). Following the Salary Continuation Period, Executive shall be eligible for lifetime positive space flight benefits on JetBlue, and standby travel benefits on OALs, subject to the terms and conditions of the Company’s pass travel programs and any future changes to those programs, including, but not limited to any changes as may be required by Section 409A. As set forth in the JetBlue Pass Riding Guide, as may be amended from time to time, violation of the Company’s pass riding guidelines shall result in the termination of all benefits set forth in this Section.
(i)    OAL Retiree Flight Privileges. The Company agrees to use reasonable efforts to assist Executive in obtaining OAL retiree flight privileges (and badge, to the extent JetBlue issues such badges) upon Executive meeting the requirements of age plus years of service (minimum 10 years) adding up to 65.
(j)    Executive Physical. Executive shall be eligible to have one annual executive physical pursuant to the Company’s existing program through June 30, 2020.
4.    Executive Representations. Executive hereby affirms that: (a) except for the consideration and benefits provided for in Section 3 above and payments required by law (which Executive acknowledges that Executive is only eligible to receive if Executive signs, returns and does not revoke this Agreement), Executive is not entitled to any other consideration or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, leave, severance pay, or any other payments or benefits whatsoever under any other Company plan or program; (b) Executive has no known workplace injuries or occupational diseases for which a claim for workers’ compensation benefits could be made or an award of benefits could be issued and has not been denied any leave requested, whether paid or unpaid, under the Family and Medical Leave Act or any other law; (c) Executive, as of the date of Executive’s execution of this Agreement, has neither filed nor caused to be filed any claim against the Company in any forum; (d) Executive finally affirms that Executive has not made any reports or filed any complaints that the Company engaged in any type of corporate fraud, wrongdoing or other unlawful policy or practice and Executive is not aware of nor has Executive observed any such fraud, wrongdoing or other unlawful policy or practice; and (e) the Company has no debts to Executive.
5.    Release. In consideration of the obligations of the Company herein, specifically the payments and benefits described in Section 3 of this Agreement, of which Executive acknowledges that Executive is not otherwise entitled, Executive (on behalf of Executive and Executive’s heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, employees, insurers, agents (hereinafter referred to collectively as the “Releasees”), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever which Executive, Executive’s heirs, executors, administrators and assigns has against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date Executive executes this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but not limited to, any or all matters relating to Executive’s employment by the Company and the separation thereof, Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Age Discrimination in Employment Act of 1967, all as amended; all New York state labor and employment laws, including, but not limited to, New York Executive Law§ 296 et al. and New York Labor Law Section 201 D; all New York City labor and employment laws, including, but not limited to, the New York City Administrative Code § 8-107 et al.; and any other international, federal, state or local law; provided, however, that nothing in this Section shall be construed as a release or waiver of any claim or right to payment under this Agreement, or any claim the release of which is expressly barred by law or that may arise after the execution of this Agreement (“Excluded Claims”). On the Termination Date, Executive will be provided with a Bring Down Release in the form attached as Annex A for execution as a condition to the severance payments provided in Section 3.
6.    Covenant Not to Sue. Executive represents and agrees that Executive has not filed any claim, charge, allegation, or complaint for monetary damages, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Releasee in any manner, including without limitation, any Releasee’s business or employment practices. Except as provided in Section 13, Executive covenants and agrees never, individually or with any person or entity or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Releasee any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of the general release of claims contained in Section 5 of this Agreement or the Bring Down Release (collectively, the “Releases”) or is in connection with Executive’s employment or service with any Releasee or the termination thereof, excluding the Excluded Claims. If Executive takes any action to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Releasee that is the subject of the Releases or is in connection with Executive’s employment or service with any Releasee or the termination thereof, excluding the Excluded Claims, or if Executive breaches this Agreement in any way, the Company’s obligation to provide any payments pursuant to Section 3 shall immediately cease and, promptly after the date of such action by Executive, Executive must repay to the Company (other than $100.00) any portion of the payments made pursuant to Section 3 previously paid. Executive also agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims. Notwithstanding the foregoing, nothing in this Agreement precludes Executive from challenging the validity of the Release under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Releasee in connection with a challenge under the ADEA to the validity of the Release. However, Executive acknowledges that the Releases apply to all claims that he has under the ADEA, and that unless the Releases are held to be invalid, all such ADEA claims shall be extinguished.
7.    Company Property. Executive shall return, on or prior to the Termination Date, all Company property in Executive’s possession, including, but not limited to, credit cards, security key cards, telephone cards, mobile phone, computer software, electronic equipment, Company identification cards, laptop computers, Company records and copies of records, correspondence and copies of correspondence, and other books and manuals issued by the Company. After giving effect to such return, Executive represents and warrants that Executive has no Company records or copies of records or correspondence or copies of correspondence. Notwithstanding the foregoing, the Company has agreed that Executive shall retain his Company-issued cell phone and port the number to his personal account and, following such transfer, assume all responsibility for the bills associated with such cell phone use.
8.    Protection of Confidential Information. Executive hereby acknowledges that Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company.
9.    Confidentiality of the Agreement. Executive agrees that the terms and conditions of this Agreement are confidential and that Executive will not disclose the existence of this Agreement or any of its terms to any third party, other than to Executive’s attorney, accountant or spouse or domestic partner, or as required by law or as may be necessary to enforce this Agreement or until the filing of this agreement with the U.S. Securities and Exchange Commission.
10.    Restrictive Covenants.
(a)    Non-Compete. (i) For a period of not less than four (4) months and up to six (6) months, to run concurrently with the Advisory Period and through the Termination Date, Executive agrees that Executive shall not, directly or indirectly, and whether as principal or investor or as an Executive, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as hereinafter defined) in any geographic area in which the Company is engaged. Notwithstanding the foregoing, upon Executive’s written notice to the Company of Executive’s desire to terminate the Advisory Period at least 120 days after the commencement of the Advisory Period and the reason for such early termination, with the prior written consent of the Company such consent to not be unreasonably withheld, Executive may terminate the Advisory Period after 120 days from the commencement of the Advisory Period.
(ii)    For purposes of this agreement, a “Competing Business” is any enterprise which is engaged in any business competitive with that which the Company or any of its wholly owned subsidiaries is at the time conducting; provided, however, that nothing herein shall limit Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. For avoidance of doubt, “Competing Business” does not include the hotel industry, the car rental industry, vacation packaging entities (such as, for example, Expedia), cargo carriers or airlines based outside of the United States.
(b)    Non-Solicit. The Executive acknowledges and agrees that the Executive will not, at any time during the Advisory Period and for twelve (12) months following the Termination Date, attempt to directly or indirectly (i) induce any crewmember of JetBlue Airways or its subsidiaries to be employed or perform services elsewhere, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any of their respective customers, suppliers, licensees or other business relations. As used herein, the term “indirectly” includes Executive using other individuals or entities to interfere with existing business relationships of the Company and Executive’s permitting the use of Executive’s name by any competitor of the Company to induce or interfere with any employee or business relationship of the Company. Positive statements concerning a new employer shall not be considered to violate this section 10(b)(ii) so long as none of the Company nor its employees are referenced or indicated.
(c)    Remedies. Executive acknowledges that, in view of the nature of the Company’s business and his prior position with the Company, the restrictions contained in Sections 10(a) and 10(b) of this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of those provisions would result in irreparable injury to the Company. In the event of a breach, the Company shall be entitled to all available legal and equitable remedies of law, including, but not limited to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach (without proving actual damages or posting a bond or other security).
(d)    The courts shall be entitled to modify the duration and scope of any restriction contained in Section 10 of this Agreement to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.
(e)    The Parties understand and agree that notwithstanding Executive’s duties hereunder, both during the Advisory Period and thereinafter, he may (i) consult as a subject matter expert or executive research resource on a compensated basis so long as the compensation is de minimus and the expertise provided is industry-related (not Company-specific); (ii) teach at universities and (iii) serve on corporate and non-profit boards (so long as the corporate boards are not in the airline industry).
11.    Non-Disparagement. Executive agrees that Executive will not publish or communicate to any person or entity Disparaging (as defined herein) remarks, comments or statements concerning the Releasees. The Company’s officers shall not publish or communicate to any person or entity Disparaging remarks concerning Executive. “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business. Public comments concerning an airline other than the Company or the industry landscape in general shall not be considered to violate this provision; public comments negatively referencing the parties to this agreement would violate this provision.
12.    Violation of this Agreement. Should Executive fail to provide prompt notice of alternate employment, violate the restrictive covenants in Section 10(a), 10(b) or 11; or if Executive is terminated for Cause (as defined in the JetBlue Airways Severance Plan) during the Advisory Period, Executive’s employment shall terminate, the Company’s obligation to make or continue future payments and benefits under this Agreement or under the Plan shall terminate, and Executive shall be required to repay to the Company any payments and benefits previously paid to him (other than amounts required by law and $1.00) under this Agreement within three business days of him engaging in the Competing Business activity. Executive must notify JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel within 5 business days of his intent to resign his employment during the Advisory Period. Any rights to vested (non-severance plan) retirement benefits shall be controlled by the governing plan documents.
13.    Non-Assignment of Rights. Executive warrants that Executive has not assigned or transferred any right or claim described in the general release given in Section 5 above.
14.    Protected Rights. Notwithstanding any other provision of this Agreement, nothing herein is intended to prevent Executive from disclosing information to any federal, state or local government agency under any whistleblower or similar statute. Executive may do so without disclosure to the Company, and the Company may not retaliate against Executive for such activity. For the sake of clarity and notwithstanding anything in this Separation Agreement to the contrary, no provision of this Separation Agreement shall be construed or enforced in a manner that would limit or restrict Executive from exercising any legally protected whistleblower rights (including, without limitation, pursuant to Rule 21F under the Securities Exchange Act of 1934). Further, Executive shall not be held criminally or civilly liable under any federal, state or local law for any disclosure of a trade secret that: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the applicable trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. No provision of this Agreement shall prevent Executive from filing a charge with, participating in any proceeding by or before the Equal Employment Opportunity Commission or comparable state or local agency to the extent permitted by law; provided, however, that Executive acknowledges and agrees that Executive hereby waives any and all right to any monetary or personal relief or recovery resulting from such proceeding or any other proceeding related to any cause or matter settled or waived pursuant to this Agreement.

15.    Consideration Period. Executive acknowledges that Executive may take up to 21 calendar days from the date hereof to review and to consider whether or not Executive will accept this Agreement (the “Consideration Period”). To the extent that Executive has elected to enter into this Agreement prior to the end of the Consideration Period, Executive has done so voluntarily and has knowingly waived any remainder of the Consideration Period.
16.    Acknowledgements. Executive acknowledges that Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it fully for up to 21 days; (c) has been, and is hereby, advised by the Company in writing to consult with an attorney of Executive’s own choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an independent attorney of Executive’s own choosing or has had a reasonable opportunity to do so; (e) has had answered to Executive’s satisfaction any questions Executive has asked with regard to the meaning and significance of any of the terms or provisions of this Agreement; and (f) is signing this Agreement voluntarily and of Executive’s own free will and agrees to all the terms and conditions contained herein.
17.    Revocation Period and Effective Date. Executive may accept this Agreement by signing it and returning it (by overnight or hand delivery) to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 (attn: Mike Elliott, Chief People Officer, JetBlue Airways Corporation) prior to the end of the Consideration Period. Executive may revoke this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering to the Company at the above address a notarized written notice of Executive’s desire to revoke the Agreement that is received by no later than 5:00 PM Eastern Time on the last day comprising the Revocation Period; provided, that if the last day of the Revocation Period would otherwise fall on a Saturday, Sunday or legal holiday, the last day of the Revocation Period shall instead be deemed to be the next business day. This Agreement shall become effective and irrevocable automatically upon the expiration of the Revocation Period, if Executive does not revoke it in the aforesaid manner (the “Effective Date”). In the event that Executive does not accept this Agreement within the Consideration Period as set forth above, or Executive revokes it during the Revocation Period, the terms of this Agreement shall immediately become null and void and Executive will not be eligible for the payments described herein.
18.    Duty to Cooperate. In the event that any non-party to this Agreement, including, but not limited to, any current or former crewmember of, or applicant/candidate for employment with, the Company, or any governmental agency, issues a subpoena to, or requests information or documents from, Executive relating to Executive’s employment at the Company, Executive agrees that, within five (5) days of receiving any such subpoena or request, Executive will notify Brandon Nelson, General Counsel and Corporate Secretary, 27-01 Queens Plaza North, Long Island City, New York 11101 of such subpoena or Request and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Executive further agrees to provide full and reasonable cooperation with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved during Executive’s employment with the Company or of which Executive has knowledge, including by meeting with the Company and its counsel and/or providing testimony after being provided with reasonable notice. The Company shall work with Executive on reasonably scheduling any meetings and/or appearances. Following Executive’s Termination Date, the Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with such cooperation or in assisting the Company under this provision for non-testimonial activities, including investigations, trial preparation and document reviews.
19.    No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Executive other than to comply with the terms of this Agreement.
20.    Tax Liability. All amounts payable and benefits provided under this Agreement shall be subject to deductions for taxes and other withholdings as required by applicable law. Executive acknowledges that Executive bears the responsibility to pay all taxes on the payments described in Section 3 above.
21.    Section 409A
(a)    General Compliance. This Agreement will be interpreted and administered in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and Department of the Treasury regulations and other interpretive guidance promulgated thereunder (together, “Section 409A”). Notwithstanding any other provision of this Agreement, payments provided under this Agreement will be made only upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. Each payment or separate installment made to Executive pursuant to this Agreement will be designated as a separate payment for purposes of Section 409A. Any payments to be made upon termination of employment will be made only upon a “separation from service” within the meaning of Section 409A. Notwithstanding this Section 20, the Company makes no representation that the payments and benefits provided under this Agreement will comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of noncompliance with Section 409A. The Company may modify the payments and benefits provided under this Agreement at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 21(a) shall not create any obligation on the part of the Company to do so.
(b)    Specified Employees. If at any time the Company determines that Executive is a “specified employee” within the meaning of Section 409A, any amounts of nonqualified deferred compensation payable to Executive by reason of termination of employment, pursuant to this Agreement or otherwise, will not be paid until the earlier of the first payroll date to occur following the six-month anniversary of Executive’s separation from service or, if earlier, following Executive’s death. The aggregate amount of any payments that would otherwise have been made before such date will be paid to Executive, without interest, in a lump sum on such payroll date, and thereafter, any remaining payments will be paid without delay in accordance with the original schedule of payment.
(c)    Reimbursements and In-Kind Benefits. The amount of any in-kind benefits provided or expenses for which Executive is eligible to receive reimbursement during any calendar year will not affect the amount of any in-kind benefits provided or expenses for which Executive is eligible to receive reimbursement during any other calendar year, and any rights to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.
22.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York applicable to contracts fully executed and performed entirely in such State. Any legal action or proceeding with respect to this Agreement shall be brought in the state and federal courts encompassing Long Island City, New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect to any legal action or proceeding with respect to this Agreement. The parties also agree to waive any right to a jury trial in connection with alleged breach of this Agreement.
23.    Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and Executive regarding the terms and conditions of Executive’s separation from the Company, and supersedes any and all prior or simultaneous representations, discussions, negotiations, plans, programs and agreements, whether written or oral, if any, regarding the terms and conditions of Executive’s separation from the Company.
24.    Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto that explicitly states the intent of the parties to supplement the terms of this Agreement.
25.    Counterparts. This Agreement may be executed in separate counterparts (including by electronic signature or transmission), each of which shall be considered an original and all of which together shall constitute one and the same instrument.
* * * *

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

JetBlue Airways Corporation

/s/ Mike Elliott
By: Mike Elliott
Title: Chief People Officer

July 15, 2019
Date

Accepted and Agreed:

/s/ Martin St. George
Martin St. George
July 15, 2019
Date

[Signature page to Separation Agreement and General Release]

Exhibit 10.1

ANNEX A
Bring Down Release

This Bring Down Release forms a part of the Separation Agreement and General Release (the “Separation Agreement”) between Martin St. George (“Executive”) by JetBlue Airways Corporation (the “Company”), dated ____________ __, 2019.

1.    In consideration of the obligations of the Company in the Separation Agreement, specifically the payments and benefits described in Section 3 of the Separation Agreement, of which Executive acknowledges that Executive is not otherwise entitled, Executive (on behalf of Executive and Executive’s heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, employees, insurers, agents (hereinafter referred to collectively as the “Releasees”), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever which Executive, Executive’s heirs, executors, administrators and assigns has against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date Executive executes this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but not limited to, any or all matters relating to Executive’s employment by the Company and the separation thereof, Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Age Discrimination in Employment Act of 1967, all as amended; all New York state labor and employment laws, including, but not limited to, New York Executive Law§ 296 et al. and New York Labor Law Section 201 D; all New York City labor and employment laws, including, but not limited to, the New York City Administrative Code § 8-107 et al.; and any other international, federal, state or local law; provided, however, that nothing in this Section shall be construed as a release or waiver of any claim or right to payment under the Separation Agreement, or any claim the release of which is expressly barred by law or that may arise after the execution of this Bring Down Release (“Excluded Claims”).
2.    Executive acknowledges that Executive may take up to 21 calendar days from the date hereof to review and to consider whether or not Executive will accept this Bring Down Release (the “Consideration Period”). To the extent that Executive has elected to enter into this Bring Down Release prior to the end of the Consideration Period, Executive has done so voluntarily and has knowingly waived any remainder of the Consideration Period.

A-1

Exhibit 10.1

3.    Executive acknowledges that Executive: (a) has carefully read this Bring Down Release in its entirety; (b) has had an opportunity to consider it fully for up to 21 days; (c) has been, and is hereby, advised by the Company in writing to consult with an attorney of Executive’s own choosing in connection with this Bring Down Release; (d) fully understands the significance of all of the terms and conditions of this Bring Down Release and has discussed them with an independent attorney of Executive’s own choosing or has had a reasonable opportunity to do so; (e) has had answered to Executive’s satisfaction any questions Executive has asked with regard to the meaning and significance of any of the terms or provisions of this Bring Down Release; and (f) is signing this Bring Down Release voluntarily and of Executive’s own free will and agrees to all the terms and conditions contained herein.
4.    Executive may accept this Bring Down Release by signing it and returning it (by overnight or hand delivery) to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 (attn: Mike Elliott, Chief People Officer, JetBlue Airways Corporation) prior to the end of the Consideration Period. Executive may revoke this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering to the Company at the above address a notarized written notice of Executive’s desire to revoke the Agreement that is received by no later than 5:00 PM Eastern Time on the last day comprising the Revocation Period; provided, that if the last day of the Revocation Period would otherwise fall on a Saturday, Sunday or legal holiday, the last day of the Revocation Period shall instead be deemed to be the next business day. This Bring Down Release shall become effective and irrevocable automatically upon the expiration of the Revocation Period, if Executive does not revoke it in the aforesaid manner (the “Effective Date”). In the event that Executive does not accept this Bring Down Release within the Consideration Period as set forth above, or Executive revokes it during the Revocation Period, Executive will not be eligible for any further payments under the Separation Agreement.
5.    All other provisions of the Separation Agreement remain in full force and effect.

Accepted and Agreed:

Martin St. George

Date

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